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                                  Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        DATA CONVERSION LABORATORY, INC.

           (Pursuant to Section 807 of the Business Corporation Law)

         FIRST: The name of the corporation is Data Conversion Laboratory, Inc. The name under which the corporation was formed is M.J. Gross & Company, Inc.

         SECOND: The certificate of incorporation of the corporation was filed by the Department of State on April 30, 1984. A Certificate of Amendment and Restatement was filed on December 28, 2000 and a Certificate of Amendment was filed on May _____, 2002.

         THIRD: The text of the certificate of incorporation of the corporation is hereby restated without further amendment or change to read as follows:

                  "FIRST: The name of the corporation is Data Conversion Laboratory, Inc. (the "Corporation").

                  SECOND: The Corporation is formed for the following purpose or purposes: A. To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                  B. To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

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                  THIRD: A. The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shall be common shares; par value $0.01 per share (the "Common Shares"), and 5,000,000 shall be preferred shares, par value $0.01 per share (the "Preferred Shares").

                  B. All Common Shares shall be of one class and shall be identical with each other in every respect. All authorized and outstanding Common Shares shall be fully paid and nonassessable. The holders of the Common Shares shall be entitled to vote on all matters upon which the shareholders have the right to vote and shall be entitled to one vote for each Common Share. Dividends may be declared and paid on the Common Shares from funds lawfully available therefor as and when declared by the Board of Directors. Upon dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Shares will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Shares. The Common Shares are subject to all rights, preferences, designations, powers and priorities of any then outstanding Preferred Shares.

                  C. The Board of Directors of the Corporation, in the exercise of its discretion, is authorized to issue Preferred Shares in one or more series, to determine the powers, preferences, rights, qualifications, limitations or restrictions granted to or imposed on any wholly unissued series of undesignated Preferred Shares, and to fix the number of shares constituting any series and the designation of such series without any further vote or action by the shareholders."


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                  FOURTH: The offices of the Corporation in the State of New
         York shall be located in the County of Queens, or at such other location as shall be determined by the Board of Directors.

                  FIFTH: The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served on him is:

                         Morse, Zelnick, Rose & Lander, LLP
                         450 Park Avenue New York, New York
                         10022.

                  SIXTH: Any action required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

                  SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.


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                  EIGHTH: A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a `proceeding'), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and any appeal therein and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is



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         rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article EIGHTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                           B. Right of Claimant to Bring Suit. If a claim under paragraph A of this Article EIGHTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.



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                           C. Non-Exclusivity of Rights. The right to
         indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

                  D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

                  NINTH: The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors, the exact number of directors to be determined from time to time as set forth in the Bylaws. A director or the entire Board of Directors may be removed only for cause by the affirmative vote of holders of at least a majority of the authorized and issued shares of the capital stock of the Corporation.

                  TENTH: No holder of any shares of any class of capital stock of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of capital stock of the Corporation which the Corporation proposes to issue or sell any rights or options which the Corporation proposes to grant for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of capital stock of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be


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         issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of capital stock of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transaction specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

                  ELEVENTH: Subject always to the Bylaws adopted by the shareholders, the Board of Directors may amend or repeal any Bylaw or adopt any new Bylaw; but any Bylaw adopted by the Board of Directors may be amended or repealed by the shareholders at any annual meeting or at any special meeting, provided notice of the proposed amendment or repeal be included in the notice of any such meeting.

                  TWELFTH: The duration of the Corporation is perpetual."

         FOURTH: The restatement of the certificate of incorporation herein certified was authorized by the Sole Director of the corporation.


         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.



Executed on this 24th day of May, 2002.



                                  /s/ Mark Gross
                                  ---------------------------------
                                  Mark Gross, Sole Director


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